Exhibit 5.6

November 4, 2011

Vail Resorts, Inc.

390 Interlocken Crescent

Broomfield, CO 80021

(303) 404-1800

Re:                                   Vail Resorts, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Wyoming counsel to the guarantors listed on Exhibit A, each an entity organized under the laws of the State of Wyoming (each, a “Wyoming Guarantor,” and collectively, the “Wyoming Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Vail Resorts, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including the Wyoming Guarantors (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to $390,000,000 principal amount of the Company’s 6.50% Senior Subordinated Notes due 2019 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (each, a “Guarantee”) by the Guarantors, in exchange for a like principal amount of the Company’s outstanding 6.50% Senior Subordinated Notes due 2019 (the “Outstanding Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture dated April 25, 2011 by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Exchange Notes (the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and the Wyoming Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Wyoming Guarantors and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                           Based solely on the Certificate issued by the Wyoming Secretary of State dated October 27, 2011 each of the Wyoming Guarantors is validly existing and in good standing under the laws of the State of Wyoming, with power to authorize, execute and deliver the Indenture, the Exchange Notes and its respective Guarantee (collectively, the “Note Documents”) and to perform its obligations thereunder.

2.                                           Each of the Note Documents has been duly authorized by all necessary corporate action on the part of each of the Wyoming Guarantors.

3.                                           The authorization, execution, delivery and performance of the Note Documents do not and will not violate (a) the organizational documents of any of the Wyoming Guarantors, (b) any order, judgment, writ or decree of any Wyoming court or other agency of government that is binding on any of the Wyoming Guarantors or (c) any law or regulation currently in effect in the State of Wyoming applicable to any of the Wyoming Guarantors.

4.                                           No registration with, consent, authorization or approval of or notice to, or other action to, with or by, any Wyoming governmental or regulatory body by or on behalf of the Wyoming Guarantors is required to make valid and legally binding the execution and delivery by the Wyoming Guarantors of the Note Documents and the performance of their obligations thereunder provided that our opinion in this Paragraph 4 is limited to those laws, statutes and governmental rules of the State of Wyoming of general application to business entities.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Wyoming. This opinion is limited to the effect of the current state of the laws of the State of Wyoming.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.            The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indenture and the

Exchange Notes.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hawks & Associates LC

EXHIBIT A

Colter Bay Cafe Court, LLC

Colter Bay Convenience Store, LLC

Colter Bay Corporation

Colter Bay General Store

Colter Bay Marina, LLC

Grand Teton Lodge Company

Jackson Hole Golf & Tennis Snack Shack, LLC

Jackson Lake Lodge Corporation

Jenny Lake Lodge, Inc.

Jenny Lake Store, LLC

Jackson Hole Golf and Tennis Club, Inc.

JHL&S LLC

Rockresorts Wyoming, LLC

Stampede Canteen, LLC

Teton Hospitality Services, Inc.